Exhibit 99.2




Press Release                                  Source: New Frontier Energy, Inc.



    New Frontier Energy, Inc. (NFEI) To Participate in Independent Petroleum
        Association Oil & Gas Investment Symposium in New York April 10.

DENVER, CO--April 4, 2006 -- New Frontier Energy, Inc. (OTC BB:) today announced Paul Laird, CEO, will be a presenter at the Independent Petroleum Association
(IPAA) Oil & Gas Investment Symposium (OGIS) to be held at the Sheraton New York Hotel & Towers, New York on Monday April 10. More than 1,500 investment professionals are expected to attend the conference.

Paul G. Laird, New Frontier's President and CEO commented, "We are excited about this opportunity to present our company in a forum as renowned as the IPAA Oil & Gas Symposium. We thank the IPAA for this opportunity and look forward to elaborating upon the recent events surrounding our Slater Dome Project, as well as our plan for expected growth for the remainder of 2006."


About New Frontier Energy, Inc.
-------------------------------
New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome Field. This field is a coalbed methane project encompassing approximately 35,000 acres located in northwest Colorado and southwest Wyoming. The Company owns a majority of the limited partnership interests in a Partnership that owns a 18-mile gas gathering line that delivers gas from the Slater Dome Prospect to a transportation hub located near Baggs, Wyoming. New Frontier has also acquired 4,200 acres of mineral rights at its Flattops coal bed methane prospect, adjacent to its gas gathering line. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI." Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and its subsidiary's future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
     For further information contact:
     Paul G. Laird
     President/CEO
     Phone: 303-730-9994

     Beverly L. Jedynak,
     Investor Relations
     Martin E. Janis & Company, Inc.
     312-943-1100 ext. 12